                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                  -----------------------------------------------

                                    SCHEDULE 13G

                                   (RULE 13d-102)


              INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
               TO RULES 13D-1(b) AND (c) AND AMENDMENTS THERETO FILED
                                PURSUANT TO 13d-2(b)


                                (AMENDMENT NO. 1)(1)


                                  AMAZON.COM, INC.
--------------------------------------------------------------------------------
                                  (Name of Issuer)



                                    COMMON STOCK
--------------------------------------------------------------------------------
                           (Title of Class of Securities)



                                     0000231351
--------------------------------------------------------------------------------
                                   (CUSIP Number)


                                        N/A
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / /  Rule 13d-1(b)

     / /  Rule 13d-(c)

     /X/  Rule 13d-1(d)


                           (Continued on following pages)
                                (Page 1 of 15 Pages)


-----------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

       The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 CUSIP NO. 0000231351                  13G                   Page 2 of 15 Pages
--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               KLEINER PERKINS CAUFIELD & BYERS VIII, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VIII")
               77-0431351
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A
          GROUP*                                               (a) / / (b) /X/
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

             CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
    NUMBER OF                                                               0
      SHARES        -----------------------------------------------------------
   BENEFICIALLY          6    SHARED VOTING POWER
    OWNED BY                                                        1,133,792
      EACH          -----------------------------------------------------------
    REPORTING            7    SOLE DISPOSITIVE POWER
   PERSON WITH                                                              0
                    -----------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER
                                                                    1,133,792
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING     1,133,792
          PERSON
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           / /
          CERTAIN SHARES*
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                2.1%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*                                        PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0000231351                  13G                   Page 3 of 15 Pages
--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             KPCB VIII ASSOCIATES, L.P., A CALIFORNIA LIMITED PARTNERSHIP
             ("KPCB VIII ASSOCIATES")
             94-3240818
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A
          GROUP*                                              (a) / / (b) /X/
--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

             CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER                              0
                     -----------------------------------------------------------
                        6    SHARED VOTING POWER
    NUMBER OF                1,133,792 shares directly held by KPCB
      SHARES                 VIII. KPCB VIII Associates is the
   BENEFICIALLY              general partner of KPCB VIII.
  OWNED BY EACH      -----------------------------------------------------------
    REPORTING           7    SOLE DISPOSITIVE POWER                        0
   PERSON WITH       -----------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER
                             1,133,792 shares directly held by KPCB
                             VIII. KPCB VIII Associates is the
                             general partner of KPCB VIII.
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING     1,133,792
          PERSON
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           / /
          CERTAIN SHARES*
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                2.1%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*                                        PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0000231351                  13G                   Page 4 of 15 Pages
--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             BROOK BYERS
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A
        GROUP*                                               (a) / / (b) /X/
--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
                          288,327 shares of which 176,179 shares are held
                          directly and 112,148 shares are held by trusts of
                          which Mr. Byers is the trustee. Mr. Byers disclaims
                          beneficial ownership of the shares held by the
                          trusts.
                     -----------------------------------------------------------
                     6    SHARED VOTING POWER
                          1,133,792 shares which are directly held by KPCB
                          VIII. KPCB VIII Associates is the general partner of
                          KPCB VIII. Mr. Byers is a general partner of KPCB
    NUMBER OF             VIII Associates. Mr. Byers disclaims beneficial
      SHARES              ownership of the shares held directly by KPCB VIII.
   BENEFICIALLY      -----------------------------------------------------------
  OWNED BY EACH      7    SOLE DISPOSITIVE POWER
    REPORTING             288,327 shares of which 176,179 shares are held
   PERSON WITH            directly and 112,148 shares are held by trusts of
                          which Mr. Byers is the trustee. Mr. Byers disclaims
                          beneficial ownership of the shares held by the
                          trusts.
                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                          1,133,792 shares which are directly held by KPCB
                          VIII. KPCB VIII Associates is the general partner of
                          KPCB VIII. Mr. Byers is a general partner of KPCB
                          VIII Associates. Mr. Byers disclaims beneficial
                          ownership of the shares held directly by KPCB VIII.
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING     1,422,119
          PERSON
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           / /
          CERTAIN SHARES*
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                2.7%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*                                        IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0000231351                  13G                   Page 5 of 15 Pages
--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             KEVIN COMPTON
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A
          GROUP*                                              (a) / / (b) /X/
--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER                           118,096
                     -----------------------------------------------------------
                     6    SHARED VOTING POWER
                          1,133,792 shares are directly held by
                          KPCB VIII. KPCB VIII Associates is
                          the general partner of KPCB VIII. Mr.
                          Compton is a general partner of KPCB
                          VIII Associates. Mr. Compton
    NUMBER OF             disclaims beneficial ownership of the
      SHARES              shares held directly by KPCB VIII.
   BENEFICIALLY      -----------------------------------------------------------
  OWNED BY EACH      7    SOLE DISPOSITIVE POWER                      118,096
    REPORTING        -----------------------------------------------------------
   PERSON WITH       8    SHARED DISPOSITIVE POWER
                          1,133,792 shares are directly held by
                          KPCB VIII. KPCB VIII Associates is
                          the general partner of KPCB VIII. Mr.
                          Compton is a general partner of KPCB
                          VIII Associates. Mr. Compton
                          disclaims beneficial ownership of the
                          shares held directly by KPCB VIII.
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING     1,251,888
          PERSON
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES          / /
          CERTAIN SHARES*
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                2.4
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0000231351                  13G                  Page 6 of 15 Pages
--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             L. JOHN DOERR
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A
        GROUP*                                                (a) / / (b) /X/
--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
                          356,483 shares of which 337,187 are held directly by
                          Mr. Doerr and 19,296 are held by a trust of which Mr.
                          Doerr is the trustee.  Mr. Doerr disclaims beneficial
                          ownership of shares held by the trust.
                     -----------------------------------------------------------
                     6    SHARED VOTING POWER
                          1,133,792 shares are directly held by KPCB VIII.
                          KPCB VIII Associates is the general partner of KPCB
                          VIII.  Mr. Doerr is a general partner of KPCB VIII
    NUMBER OF             Associates.  Mr. Doerr disclaims beneficial ownership
      SHARES              of the shares held directly by KPCB VIII.
   BENEFICIALLY      -----------------------------------------------------------
  OWNED BY EACH      7    SOLE DISPOSITIVE POWER
    REPORTING             356,483 shares of which 337,187 are held directly by
   PERSON WITH            Mr. Doerr and 19,296 are held by a trust of which Mr.
                          Doerr is the trustee.  Mr. Doerr disclaims beneficial
                          ownership of shares held by the trust.
                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                          1,133,792 shares are directly held by KPCB VIII.
                          KPCB VIII Associates is the general partner of KPCB
                          VIII.  Mr. Doerr is a general partner of KPCB VIII
                          Associates.  Mr. Doerr disclaims beneficial ownership
                          of the shares held directly by KPCB VIII.
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING     1,490,275
          PERSON
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           / /
          CERTAIN SHARES*
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                2.8%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*                                        IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0000231351                  13G                   Page 7 of 15 Pages
--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             WILLIAM R. HEARST III
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A
          GROUP*                                              (a) / / (b) /X/
--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER                           150,429
                     -----------------------------------------------------------
                     6    SHARED VOTING POWER
                          1,133,792 shares are directly held by
                          KPCB VIII.  KPCB VIII Associates is
                          the general partner of KPCB VIII.
                          Mr. Hearst is a general partner of
    NUMBER OF             KPCB VIII Associates.  Mr. Hearst
      SHARES              disclaims beneficial ownership of the
   BENEFICIALLY           shares held directly by KPCB VIII.
  OWNED BY EACH      -----------------------------------------------------------
    REPORTING        7    SOLE DISPOSITIVE POWER                      150,429
   PERSON WITH       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                          1,133,792 shares are directly held by
                          KPCB VIII.  KPCB VIII Associates is
                          the general partner of KPCB VIII.
                          Mr. Hearst is a general partner of
                          KPCB VIII Associates.  Mr. Hearst
                          disclaims beneficial ownership of the
                          shares held directly by KPCB VIII.
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING     1,284,221
          PERSON
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           / /
          CERTAIN SHARES*
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                2.4%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*                                        IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0000231351                  13G                   Page 8 of 15 Pages
--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             VINOD KHOSLA
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A
          GROUP*                                              (a) / / (b) /X/
--------------------------------------------------------------------------------
    3   SEC USE ONLY
--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER                           358,767
                     -----------------------------------------------------------
                     6    SHARED VOTING POWER
                          1,133,792 shares are directly held by
                          KPCB VIII.  KPCB VIII Associates is a
                          general partner of KPCB VIII.
                          Mr. Khosla is the general partner of
    NUMBER OF             KPCB VIII Associates.  Mr. Khosla
      SHARES              disclaims beneficial ownership of the
   BENEFICIALLY           shares held directly by KPCB VIII.
  OWNED BY EACH      -----------------------------------------------------------
    REPORTING        7    SOLE DISPOSITIVE POWER                      358,767
   PERSON WITH       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                          1,133,792 shares are directly held by
                          KPCB VIII.  KPCB VIII Associates is a
                          general partner of KPCB VIII.
                          Mr. Khosla is the general partner of
                          KPCB VIII Associates.  Mr. Khosla
                          disclaims beneficial ownership of the
                          shares held directly by KPCB VIII.
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING     1,492,559
          PERSON
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           / /
          CERTAIN SHARES*
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                2.8%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*                                        IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0000231351                  13G                   Page 9 of 15 Pages
--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             JOSEPH LACOB
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A
          GROUP*                                              (a) / / (b) /X/
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                     5     SOLE VOTING POWER                          198,995
                     -----------------------------------------------------------
                     6     SHARED VOTING POWER
                           1,133,792 shares are directly held by
                           KPCB VIII.  KPCB VIII Associates is
                           the general partner of KPCB VIII.
                           Mr. Lacob is a general partner of KPCB
                           VIII Associates.  Mr. Lacob disclaims
    NUMBER OF              beneficial ownership of the shares held
      SHARES               directly by KPCB VIII.
   BENEFICIALLY      -----------------------------------------------------------
  OWNED BY EACH      7     SOLE DISPOSITIVE POWER                     198,995
    REPORTING        -----------------------------------------------------------
   PERSON WITH       8     SHARED DISPOSITIVE POWER
                           1,133,792 shares are directly held by
                           KPCB VIII.  KPCB VIII Associates is
                           the general partner of KPCB VIII.
                           Mr. Lacob is a general partner of KPCB
                           VIII Associates.  Mr. Lacob disclaims
                           beneficial ownership of the shares
                           held directly by KPCB VIII.
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING     1,332,787
          PERSON
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           / /
          CERTAIN SHARES*
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                2.5%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*                                        IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0000231351                  13G                  Page 10 of 15 Pages
--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             DOUGLAS MACKENZIE
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A
        GROUP*                                                (a) / / (b) /X/
--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER                            86,244
                     -----------------------------------------------------------
                     6    SHARED VOTING POWER
                          1,133,792 shares are directly held by
                          KPCB VIII.  KPCB VIII Associates is
                          the general partner of KPCB VIII.
                          Mr. MacKenzie is a general partner of
    NUMBER OF             KPCB VIII Associates.  Mr. MacKenzie
      SHARES              disclaims beneficial ownership of the
   BENEFICIALLY           shares held directly by KPCB VIII.
  OWNED BY EACH      -----------------------------------------------------------
    REPORTING        7    SOLE DISPOSITIVE POWER                       86,244
   PERSON WITH       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                          1,133,792 shares are directly held by
                          KPCB VIII.  KPCB VIII Associates is
                          the general partner of KPCB VIII.
                          Mr. MacKenzie is a general partner of
                          KPCB VIII Associates.  Mr. MacKenzie
                          disclaims beneficial ownership of the
                          shares held directly by KPCB VIII.
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING      1,220,036
          PERSON
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           / /
          CERTAIN SHARES*
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                2.3%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*                                        IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 11 of 15 Pages


  Item 1(a)     Name of Issuer:

                Amazon.com, Inc.

  Item 1(B)     Address of Issuer's Principal Executive Offices:

                1516 Second Avenue, 2nd Floor
                Seattle, WA 98101

  Item 2(a)-(c) Name, Address and Citizenship of Persons Filing:

                This amendment is being filed by KPCB VIII Associates, whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names and business addresses and citizenships of all the general partners of KPCB VIII Associates are set forth on Exhibit B hereto.

                KPCB VIII Associates is general partner to KPCB VIII.

   Item 2(d)    Title of Class of Securities:

                Common Stock

   Item 2(e)    CUSIP Number:

                0000231351

    Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

                Not Applicable

    Item 4.     Ownership.

                Please see Item 5.

    ITEM 5.     Ownership of Five Percent or Less of a Class.

                This statement is being filed to report the fact that as of the date hereof each reporting person has ceased to be the beneficial owner of more than five percent of the Common Stock of Amazon.com.

    Item 6.     Ownership of More than Five Percent on Behalf of Another
                Person.

                Not applicable, see Item 5.

    ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                Not Applicable

    ITEM 8.     Identification and Classification of Members of the Group.

                Not Applicable

    ITEM 9.     Notice of Dissolution of Group.

                Not Applicable

    ITEM 10.    Certification.

                Not Applicable

                                                             Page 12 of 15 Pages


                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.


Date  February 12, 1999

BROOK H. BYERS                              KPCB VIII ASSOCIATES, L.P., A
KEVIN R. COMPTON                            CALIFORNIA LIMITED PARTNERSHIP
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA
JOSEPH S. LACOB
DOUGLAS P. MACKENZIE


Signature:  /s/ Michael S. Curry            Signature:  /s/ Brook H. Byers
           -------------------------                   -------------------------
            Michael S. Curry                            Brook H. Byers
            Attorney-in-Fact                            A General Partner

                                            KLEINER PERKINS CAUFIELD & BYERS
                                            VIII, L.P., A CALIFORNIA LIMITED
                                            PARTNERSHIP

                                            By KPCB VIII Associates, L.P., a
                                            California Limited Partnership,
                                            its General Partner



                                            Signature:  /s/ Brook H. Byers
                                                       -------------------------
                                                        Brook H. Byers
                                                        A General Partner

                                                             Page 13 of 15 Pages


                                    EXHIBIT INDEX

                                                                  Found on
                                                                Sequentially
Exhibit                                                        Numbered Page
-------                                                        -------------
Exhibit A:  Agreement of Joint Filing                                14

Exhibit B:  List of General Partners of KPCB VIII Associates         15


                                                             Page 14 of 15 Pages


                                      EXHIBIT A

                              AGREEMENT OF JOINT FILING

     The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the amended statement dated February 12, 1999, containing the information required by Schedule 13G, for the Shares of Amazon.com, Inc., held by Kleiner Perkins Caufield & Byers VIII, L.P., a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.


Date  February 12, 1999

BROOK H. BYERS                              KPCB VIII ASSOCIATES, L.P., A
KEVIN R. COMPTON                            CALIFORNIA LIMITED PARTNERSHIP
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA
JOSEPH S. LACOB
DOUGLAS P. MACKENZIE


Signature:  /s/ Michael S. Curry            Signature:  /s/ Brook H. Byers
          -------------------------                    -------------------------
            Michael S. Curry                            Brook H. Byers
            Attorney-in-Fact                            A General Partner

                                            KLEINER PERKINS CAUFIELD & BYERS
                                            VIII, L.P., A CALIFORNIA LIMITED
                                            PARTNERSHIP

                                            By KPCB VIII Associates, L.P., a
                                            California Limited Partnership,
                                            its General Partner



                                            Signature:  /s/ Brook H. Byers
                                                       -------------------------
                                                        Brook H. Byers
                                                        A General Partner

                                                             Page 15 of 15 Pages


                                      EXHIBIT B

                                 GENERAL PARTNERS OF
                KPCB VIII ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP

     Set forth below, with respect to each general partner of KPCB VIII Associates, is the following: (a) name; (b) business address; and (c) citizenship.

1.   (a)  Brook H. Byers
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

2.   (a)  Kevin R. Compton
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

3.   (a)  L. John Doerr
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

4.   (a)  William R. Hearst III
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

5.   (a)  Vinod Khosla
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

6.   (a)  Joseph S. Lacob
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

7.   (a)  Douglas P. MacKenzie
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen